SMART GLASS COMPANY RESEARCH FRONTIERS
ADDS TWO NEW MEMBERS TO ITS BOARD OF DIRECTORS

WOODBURY, NY, December 12, 2007 - Research Frontiers Inc.
(Nasdaq: REFR), the developer and licensor of SPD-Smart(tm) light-control technology, has appointed two new members to its expanded
Board of Directors. Joining the Research Frontiers Board of
Directors, effective immediately, are M. Philip Guthrie and Richard
J. Hermon-Taylor.

M. Philip Guthrie brings to the Research Frontiers Board of Directors experience in the aerospace, technology, finance and consumer products industries, and a strong history of serving on the Boards of Directors of public companies. Mr. Guthrie was Chief Financial Officer of two public companies in the airline industry - Southwest Airlines during its formative and high-growth years, and Braniff International during its initial restructure and successful reorganization. His other aerospace experience includes CEO of InTech Aerospace Group, which provided a full range of interior service and maintenance to the commercial airline industry and to the US Government. He was Managing Director of Mason Best
Company and served in board and management roles in many of its, and other private equity firms', portfolio companies. He has also served as Chairman of the Board for Westmark/Tracor, a maker of military electronic systems. He currently serves on the Boards of Ariel Reinsurance (Bermuda), Direct General Corporation, and
Bristol Group (Argentina). He is CEO of Neuro Holdings International, an international distributor of leading edge medical devices for pain management. Mr. Guthrie has a CPA and began his career at Price Waterhouse. He has an MBA from the University of Michigan where he was a Paton Scholar and a BBA summa cum laude in accounting from Louisiana Tech University. He lives in Dallas, Texas and is CEO of Denham Partners, LLC, a private investment firm.

Richard Hermon-Taylor brings to the Research Frontiers Board of Directors experience in the transportation and premium consumer goods industries, the licensing of technology, and a strong track record in global strategic development and growth. His Board of Director experience includes Harley-Davidson, a $5 billion manufacturer of motorcycles, clothes, and licensor of the Harley-Davidson trademark. During his over 15-year tenure on the Harley-Davidson Board, he served on the Audit, Compensation, and Nominating Committees, and sales grew during this time from less than $300 million to over $4 billion. He also served on the Board of Galileo Electro-Optics, a public company that was acquired by Corning, Inc. From 1970-1986 he was with the Boston Consulting
Group and managed the firm's offices in Boston and Milan. He established an Operations Effectiveness Practice for the firm, which grew to become one of BCG's largest and most profitable business areas. Among many accomplishments and client successes while with Boston Consulting Group, Mr. Hermon-Taylor was among the group that developed the "BCG Growth-Share Matrix," a product portfolio analysis tool used to this day in corporations and business schools throughout the world. Mr. Hermon-Taylor received a B.A. in Chemical Engineering from Cambridge University in England and an MBA from the Harvard University Graduate School of Business, where he was a Baker Scholar. He is currently President and Co-Founder of Bio-Science International, Inc. This company specializes in technology development and licensing agreements for the life sciences industry. Mr. Hermon-Taylor lives in Cambridge, Massachusetts.

Robert L. Saxe, Chairman of Research Frontiers, stated: "Research Frontiers is at the beginning of what we expect will be a long and sustained period of growth of SPD-Smart products for the aircraft, automotive, marine and architectural markets. Our Board of Directors has concluded that we need to build upon our existing capabilities by adding additional talented individuals to help us rapidly achieve the potential we see for the SPD light-control industry. Phil and Richard are creative thinkers and have valuable experience and contacts in industries that can utilize our technology. We expect them to make an important contribution to our future.
Both of these new directors bring with them a new perspective, strong business backgrounds and experience on serving on public
Boards of Directors. They have demonstrated impressive results in building shareholder value and creating strategic global growth in new and pioneering industries. We welcome them both to the Research Frontiers family."

About SPD Technology and Research Frontiers Incorporated

Research Frontiers Incorporated (Nasdaq: REFR) develops and licenses suspended particle device (SPD) technology used in VaryFast(tm) SPD-Smart controllable glass and plastic products. Other benefits include noise reduction, greater security for both privacy and structural integrity, and the protection of interiors and occupants from heat and harmful ultraviolet radiation. SPD technology, made possible by a flexible light-control film invented by Research Frontiers, allows the user to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. This film can be used to transform into "smart" products a variety of products used every day in homes, buildings, cars, aircraft, boats, trains and motorcoaches. SPD technology product applications include: SPD-Smart windows, sunshades, skylights and interior partitions for homes and buildings; automotive windows, sunroofs, sunvisors, sunshades, and mirrors; aircraft and marine windows and window shades; eyewear products; and flat panel displays for electronic products.

SPD-Smart film technology was awarded a "Best of What's New
Award" from Popular Science magazine for home technology, received the 2007 North American Frost & Sullivan Award for Excellence in Technology for glass, and was also recognized as one of the top technologies by the Society of Automotive Engineers' Aerospace Engineering magazine. SPD technology is covered by over 500 patents and patent applications held by Research Frontiers worldwide. Currently 34 companies are licensed to use Research Frontiers' patented SPD light-control technology in emulsions, films, or end-products. Further information about SPD-Smart technology, Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. SPD-SmartTM, SPD-
SmartGlassTM, SmartGlassTM,VaryFastTM, Powered by SPDTM,
The View of the Future - Everywhere You LookTM and Visit
SmartGlass.com - to change your view of the world(tm) are trademarks of Research Frontiers Incorporated.

For further information, please contact:

Research Frontiers Incorporated
Joseph M. Harary, President
Patricia A. Bryant, Manager of Investor Relations
(516) 364-1902
info@SmartGlass.com